UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply)
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On June 8, 2023, Alkermes plc (the “Company”) updated the website (https://www.alkermesvalue.com/) it launched in connection with the Company’s 2023 annual general meeting of shareholders. A copy of the solicitation materials on the website (other than those previously filed on Schedule 14A) can be found below:



A Strong Foundation

Value for Stakeholders

Momentum for Long-Term Success

Alkermes' Board of Directors (the Board) and management team have been focused on positioning the company for long-term growth and value creation. Alkermes' strong recent performance is a direct result of its execution against three clear strategic priorities: **growing its portfolio of proprietary commercial products, advancing its development pipeline and driving profitability for the benefit of its shareholders**. These priorities are grounded in a culture of responsibility throughout the organization – responsibility to patients, employees and communities – and the Company's commitment to strong corporate governance practices.

Shareholder Materials for our 2023 Annual Meeting

Use these links to access shareholder materials and other information that may be helpful in advance of our 2023 Annual General Meeting of Shareholders (the Annual Meeting).

Shareholder Letter

Important communication from the Board

View Letter

Shareholder Presentation

Helpful information for our shareholders

View Presentation

Press Releases

Selection of Alkermes news, including our recent financial results

View Press Releases

SEC Filings

Click to access our proxy materials

View Filings

2023 Annual Meeting - How to Vote

Your vote at the Annual Meeting on June 29, 2023 is very important. **We urge all shareholders to vote "FOR" the election of all seven of the Board's director nominees and "FOR" all other proposals in our proxy statement using the WHITE proxy card sent to you.** The Board recommends that you do not mark any votes with respect to the director nominees of Sarissa Capital Offshore Master Fund LP (together with its affiliates and associates, Sarissa).

You can vote in one of three easy ways: by internet, by telephone or by mail.

Learn more

Board of Directors

Richard F. Pops Chairman and CEO	Emily Peterson Alva	Shane M. Cooke
David A. Daglio	Richard B. Gaynor, M.D.	Cato T. Laurencin, M.D., Ph.D.
Brian P. McKeon	Nancy L. Snyderman, M.D.	Andy Wilson
Christopher I. Wright, M.D., Ph.D.	Nancy J. Wysenski	

Alkermes has an active, skilled and highly experienced board of directors that is heavily engaged in and supportive of the Company and its strategy. The Board has a strong and diverse set of backgrounds, skills and experiences relevant to our industry and our operations.

View Board skills matrix

Creating Value for Shareholders

The Board and Alkermes' management team have been keenly focused on the following objectives to best position Alkermes for long-term growth and value creation:

- Execute on the Company's Value Enhancement Plan, which is comprised of a number of initiatives, including Board refreshment, evaluation of strategic opportunities and establishment of long-term profitability targets.
- Drive operational efficiency and calibrate Alkermes' cost structure to appropriately support the Company's strategic priorities and growth opportunities.
- Work toward the planned separation of the Company's oncology business and neuroscience business, which the Board believes will unlock shareholder value by enhancing the performance of both businesses and accelerating profitability for the neuroscience business.

Since the Company's December 2020 announcement of its Value Enhancement Plan, Alkermes' share price has increased by 49%, and Alkermes has outperformed its peers[1] by 61%, the XBI biotech index by 83% and the NBI biotech index by 56%[2]. Alkermes' total shareholder return (TSR) has also outperformed its peers and the XBI and NBI over various other timeframes, including on a 1-year and 3-year trailing basis.


Alkermes

Alkermes has also appointed seven new independent directors to the Board, while five longer-serving directors have retired. The newly appointed directors include a director designated by Sarissa in November 2021 (Cato T. Laurencin, M.D., Ph.D.), a director designated by Elliott Advisors (UK) (Elliott) in May 2021 (Emily Peterson Alva), and two directors appointed with the support of Elliott in December 2020 (David A. Daglio and Brian P. McKeon) – all of whom continue to serve on the Board.

[1] *Peers include: Acadia Pharmaceuticals Inc., Alnylam Pharmaceuticals, Inc., Blueprint Medicines Corporation, Emergent BioSolutions Inc., Exelixis, Inc., Incyte Corporation, Ionis Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., Jazz Pharmaceuticals plc, Neurocrine Biosciences, Inc., PTC Therapeutics, Inc., Sage Therapeutics, Inc., Sarepta Therapeutics, Inc., Ultragenyx Pharmaceutical Inc., United Therapeutics Corporation.*

[2] *Share prices from 12/9/2020, the last trading day before Alkermes announced its Value Enhancement Plan, through 2/3/2023, the last trading day prior to Sarissa's Schedule 13D/A disclosing its notice of director nominations.*

Forward-Looking Statements

This site contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the Company's expectations concerning its future financial and operating performance, business plans or prospects, including its strategic priorities, its ability to create and deliver shareholder value and achieve its profitability targets; expectations regarding the anticipated benefits and other impacts of the planned separation of the Company's oncology business; and the therapeutic and commercial potential of the Company's products. The Company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including that the Company may not ultimately separate its oncology business during 2023 or at all; the Company may not be able to achieve long-term profitability or its profitability targets in a timely manner or at all; the terms of the final award in the Company's arbitration proceedings with Janssen may be challenged; clinical development activities may not be completed on time or at all; the results of the Company's development activities may not be positive, or predictive of final results from such activities, results of future development activities or real-world results; the FDA or regulatory authorities outside the U.S. may not agree with the Company's regulatory approval strategies or components of the Company's marketing applications; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the Company's products; the Company and its licensees may not be able to continue to successfully commercialize their products or support revenue growth from such products; the Company's products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2022 and in subsequent filings made by the Company with the SEC, which are available on the SEC's website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained on this site.

Contacts

Media	mediainfo@alkermes.com
Investor Inquiries	investor_relations@alkermes.com

How to Vote

Board Vote Recommendations

Alkermes' Board of Directors (the Board) recommends that shareholders vote "FOR" the election of all seven of the Board's director nominees under Proposal 1 (and not mark a vote with respect to any nominees of Sarissa Capital Offshore Master Fund LP (together with its affiliates and associates, Sarissa) under Proposal 1), and "FOR" Proposals 2, 3, 4, 5 and 6, using Alkermes' WHITE proxy card.

The Board urges you to vote, by separate resolutions, to elect each of the Board's seven director nominees on the Company's WHITE proxy card:

- Emily Peterson Alva
- Shane M. Cooke
- Richard B. Gaynor, M.D.
- Cato T. Laurencin, M.D., Ph.D.
- Brian P. McKeon
- Richard F. Pops
- Christopher I. Wright, M.D., Ph.D.

Take Action: Vote

Please note that your proxy card looks different this year than in prior years. This year, under the new universal proxy rules, the Company's proxy card is required to list all the Sarissa director nominees in addition to the Board's director nominees. As a result, this year's proxy card has more director nominee names listed on it than there are available director positions for election.

Please mark your card carefully. You should vote "FOR" no more than seven director nominees in total. If you vote "FOR" more than seven director nominees, all of your votes on Proposal 1 will be invalid and, depending on the bank, broker or other nominee through which you hold your shares, your votes cast on all other proposals before our 2023 Annual General Meeting of Shareholders (the Annual Meeting) may also be invalid.

Our Board strongly urges you NOT to sign or return any blue proxy card sent to you by Sarissa. While you may vote for the Board's director nominees on either the Company's WHITE proxy card or Sarissa's blue proxy card, we strongly encourage you to use the WHITE proxy card to vote your shares, regardless of how you intend to vote.

To submit your vote, please locate the control number (which should be in a box with an arrow pointing to it) on your WHITE proxy card or voting instruction form, then follow any of the three easy ways to vote described below.

Vote By Internet

Please access www.proxyvotenow.com/alks, and follow the simple instructions provided.

Vote By Telephone

Call toll-free from the U.S. or Canada at +1 (877) 527-1836 on a touch-tone telephone. If outside the U.S. or Canada, call +1 (575) 635-4403.

Vote By Mail

Mark, date, sign and return the WHITE proxy card in the postage-paid envelope provided.

Important Additional Information and Where to Find It

Alkermes has filed its definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the SEC) in connection with the solicitation of proxies for the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC's website at www.sec.gov. In addition, copies will be made available at no charge by visiting the "Investors" section of the Company's website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Voting Contact

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies.

Innisfree M&A Incorporated:

Shareholders may call: +1 (877) 750-8334 (toll-free for those calling from the U.S. and Canada) or +1 (412) 232-3651 (for those calling from outside the U.S. and Canada)

Banks and brokers may call collect: +1 (212) 750-5833

Recent Relevant Alkermes News

Recent Relevant Alkermes News

6/8/23

Alkermes Publishes Investor Presentation Detailing Company's Transformation and Value Creation

6/6/23

Alkermes Announces Final Award in Janssen Pharmaceutica Arbitration and Provides Updated Financial Expectations

6/1/23

Alkermes Appoints Caroline J. Loew, Ph.D., as Chief Executive Officer Designate of Mural Oncology plc

5/25/23

Alkermes Files Definitive Proxy Statement and Issues Letter to Shareholders Detailing Business Execution That Has Driven Strong Performance and Delivered Shareholder Value

5/8/23

Alkermes Files Preliminary Proxy Statement and Provides Update on Annual Director Nomination Process

4/26/23

Alkermes plc Reports First Quarter 2023 Financial Results

4/25/23

Alkermes Announces Second Interim Award in Janssen Pharmaceutica Arbitration

4/18/23

Alkermes Announces Submission of Confidential Draft Form 10 Registration Statement for Planned Separation of Oncology Business

2/16/23

Alkermes plc Reports Financial Results for the Fourth Quarter and Year Ended Dec. 31, 2022 and Provides Financial Expectations for 2023

11/2/22

Alkermes plc Reports Third Quarter 2022 Financial Results

11/2/22

Alkermes plc Announces Intent to Separate Oncology Business

7/27/22

Alkermes plc Reports Second Quarter 2022 Financial Results

7/7/22

Alkermes Announces Results of Annual General Meeting of Shareholders

5/26/22

Alkermes Announces Continued Board Refreshment, Including the Appointment of Christopher I. Wright, M.D., Ph.D. to its Board of Directors

4/27/22

Alkermes plc Reports First Quarter 2022 Financial Results

4/19/22

Alkermes Commences Arbitration Related to License Agreements with Janssen Pharmaceutica

2/16/22

Alkermes plc Reports Financial Results for the Fourth Quarter and Year Ended Dec. 31, 2021 and Provides Financial Expectations for 2022

11/19/21

Alkermes Announces the Appointment of Cato T. Laurencin, M.D., Ph.D. to its Board of Directors

5/20/21

Alkermes Announces the Appointment of Emily Peterson Alva to its Board of Directors

4/30/21

Alkermes Announces Agreement with Sarissa Capital

3/25/21

Alkermes Investor Day to Focus on Scientific Progress and Value Creation Strategy

1/6/21

Alkermes Announces Updates to Executive Leadership Team

12/10/20

Alkermes Announces Strategic Value Enhancement Plan and Continued Board Refreshment

Click here to access all Alkermes press releases

SEC Filings

Selected SEC Filings Relevant to the 2023 Annual General Meeting of Shareholders

5/25/23

Definitive proxy statement

5/25/23

Annual report to shareholders

Click here to view all SEC Filings

Board of Directors

Richard F. Pops
Chairman and Chief Executive Officer

Richard Pops serves as Chairman and Chief Executive Officer of Alkermes. He joined Alkermes as CEO in 1991. Under his leadership, Alkermes has grown from a privately held company with 25 employees to an international, publicly-traded biopharmaceutical company with more than 2,000 employees. Alkermes has a diversified commercial product portfolio and a R&D pipeline focused on neuroscience and oncology. Mr. Pops currently serves on the Boards of Directors of Neurocrine Biosciences, Inc., the Biotechnology Industry Organization (BIO) and the Pharmaceutical Research and Manufacturers of America (PhRMA).

Return to Board of Directors Gallery

Board of Directors

Emily Peterson Alva

Ms. Alva is an experienced financial, strategic and business advisor, with more than two decades of experience leading transactions and strategic evaluations for boards and leadership teams of large global companies and growth companies. She previously served as an M&A Partner at Lazard, a financial advisory and asset management firm, where she worked from 1997 to 2013. Ms. Alva is currently on the Boards of Directors of Amneal Pharmaceuticals, Inc. and the Mission Society of New York City, and previously served on the Board of Directors of the Atlanta Life Insurance Company. She is a corporate board partner with the Nasdaq Center for Board Excellence and a member of PathNorth, the NextGen Board Leaders, the EY Audit Committee Leaders and Extraordinary Women on Boards. Ms. Alva is also a faculty member and part of the founding leadership team of the Herndon Directors Institute, an innovative corporate governance initiative focused on the inclusion of business leaders from under-represented communities in corporate board rooms.

Return to Board of Directors Gallery

Board of Directors

Shane M. Cooke

Mr. Cooke served as President of Alkermes from September 2011 until his retirement in March 2018. He became a Director of Alkermes upon his retirement. Mr. Cooke is Chairman of the Board of Alkermes Pharma Ireland Limited ("APIL"), a wholly-owned subsidiary of Alkermes, and has held that position since September 2011. From May 2007 to September 2011, Mr. Cooke was Executive Vice President of Elan Corporation, plc ("Elan") and Head of Elan Drug Technologies. He served as the Chief Financial Officer of Elan from July 2001, when he joined Elan, until May 2011. From May 2005 to September 2011, Mr. Cooke served as a Director of Elan. Prior to joining Elan, he was Chief Executive of Pembroke Capital Limited, an aviation leasing company, and prior to that, held a number of senior positions in finance in the banking and aviation industries. Mr. Cooke is a chartered accountant and currently sits on the Boards of Directors of Prothena Corporation plc and Endo International plc.

Return to Board of Directors Gallery

Board of Directors

David A. Daglio

Mr. Daglio most recently served as a non-executive Director of Mellon Investments Corporation ("Mellon") from 2019 to January 2020 and as Executive Vice President, Chief Investment Officer and Executive Director of Mellon from 2017 to 2019. He also served as Mellon's head of Opportunistic Value Strategies. Mr. Daglio joined Mellon in 1998 and over the subsequent two decades helped to design, launch and manage a unique equity investing approach and architect and manage the merger of three unique companies to create the 12th largest U.S. Asset Manager. In these roles, Mr. Daglio worked with institutional clients and boards around the world, managed numerous investors and grew portfolio assets by more than five-fold. Prior to his investing career, Mr. Daglio was a management consultant at Deloitte and an engineer for The Dannon Company. He also previously served as a Director of The Boston Company, Mellon and Total Brain Ltd, a SonderMind company. He also recently served as Executive in Residence at the Rensselaer Lally School of Business.

Return to Board of Directors Gallery

Board of Directors

Richard B. Gaynor, M.D.

Dr. Gaynor serves as President, Chief of Research and Development at BioNTech US (previously Neon Therapeutics, Inc.), a leading company in the field of neoantigen-targeted cancer therapies. From November 2016 until May 2020, he was President of Research and Development at Neon Therapeutics. Prior to joining Neon, Dr. Gaynor held clinical development and medical affairs roles at Eli Lilly and Company from August 2002 to October 2016, including serving as Senior Vice President, Clinical Development and Medical Affairs of Lilly Oncology. Dr. Gaynor, a licensed physician with board certifications in oncology and hematology, started his career in academia, initially serving on the faculty at UCLA School of Medicine for nine years, followed by eleven years at the University of Texas Southwestern Medical School, during which he spent time as the Chief of Hematology-Oncology and Director of the Simmons Cancer Center. Dr. Gaynor is on the editorial boards of several scientific journals and has published extensively, including more than 140 scientific articles. He also serves on the Boards of Directors of Infinity Pharmaceuticals, Inc., Zai Lab Limited and the Damon Runyon Cancer Research Foundation, while also sitting on several committees for the American Association of Cancer Research and other leading cancer organizations.

Return to Board of Directors Gallery

Board of Directors

Cato T. Laurencin, M.D., Ph.D.

Dr. Laurencin is the University Professor and Albert and Wilda Van Dusen Distinguished Endowed Professor of Orthopaedic Surgery at the University of Connecticut (UConn), where he also serves as Professor of Chemical and Biomolecular Engineering, Professor of Materials Science and Engineering and Professor of Biomedical Engineering. He serves as the Chief Executive Officer of the Cato T. Laurencin Institute for Regenerative Engineering. In addition, Dr. Laurencin is a core faculty member of the Africana Studies Institute at UConn, and is the Editor-in-Chief of the *Journal of Racial and Ethnic Health Disparities*, published by Springer Nature. He co-founded the W. Montague Cobb/NMA Health Institute, which is dedicated to addressing Health Disparities and served as its Founding Chair until 2017. He is currently on the Board of Directors of MiMedx Group, Inc.

Return to Board of Directors Gallery

Board of Directors

Brian P. McKeon

Mr. McKeon serves as the Executive Vice President, Chief Financial Officer, and Treasurer of IDEXX Laboratories, Inc. (“IDEXX”), a public multinational corporation. He leads IDEXX’s Finance, Corporate Development and Strategy, and Investor Relations functions and oversees IDEXX’s livestock, water and human diagnostics businesses. Mr. McKeon served on the Board of Directors of IDEXX from 2003 to 2013. Prior to joining IDEXX, Mr. McKeon served as Executive Vice President and Chief Financial Officer of Iron Mountain Incorporated from 2007 to 2013 and as Executive Vice President and Chief Financial Officer at the Timberland Company from 2000 to 2007. Prior to these roles, he held several finance and strategic planning roles at PepsiCo Inc., serving most recently as Vice President, Finance, at Pepsi-Cola, North America. Mr. McKeon previously served as a Director of athenahealth, Inc. from September 2017 to February 2019.

Return to Board of Directors Gallery

Board of Directors

Nancy L. Snyderman, M.D.

Dr. Snyderman served as Chief Medical Editor at NBC News and has more than three decades of experience as a leading voice in healthcare and medicine. She is a board-certified Otolaryngologist-Head and Neck Surgeon and Fellow in the American College of Surgeons. Dr. Snyderman is currently a Consulting Professor in the School of Global Health at the Stanford University Center for Innovation in Global Health. She has received distinguished honors, including Emmy Awards, an Edward R. Murrow Award, a Columbia University DuPont Award and a Gracie Award, for her reporting. Prior to her work in journalism, Dr. Snyderman worked at Johnson & Johnson as Senior Vice President, Corporate Communications. She currently serves on the Boards of Directors of Axonics Modulation Technologies, Inc., a medical device company, and Lyra Therapeutics, Inc., a clinical-stage therapeutics company. Dr. Snyderman previously served on the Board of Directors of the Fair Food Network, a nonprofit organization dedicated to the growth of community health and wealth through food.

Return to Board of Directors Gallery

Board of Directors

Andy Wilson

Mr. Wilson most recently served as Chief Financial Officer and Senior Vice President of PerkinElmer, Inc., a life sciences diagnostics, discovery and analytical solutions company, from 2009 to 2018, with responsibility for oversight of the organization's growth strategy. Prior to PerkinElmer, Mr. Wilson held key business development and finance roles for over 12 years at Danaher Corporation, a global science and technology conglomerate, including the position of Corporate Vice President of Investor Relations. Earlier in his career, Mr. Wilson worked at AlliedSignal, Inc., now Honeywell International Inc., where he served as Vice President of Finance and Chief Financial Officer for the Commercial Avionics Systems division. Prior to AlliedSignal, Mr. Wilson's work included financial and controllership positions of increasing responsibility at PepsiCo, Inc., as well as roles at E.F. Hutton and Company and KPMG Peat Marwick. Mr. Wilson serves on the Board of Directors of Cabot Corporation, a public global specialty chemicals and performance materials company and previously served on the Board of Directors of Sparton Corporation. Mr. Wilson is a Certified Public Accountant.

Return to Board of Directors Gallery

Board of Directors

Christopher I. Wright, M.D., Ph.D.

Dr. Wright serves as Senior Vice President, Chief Medical Officer of AavantiBio, Inc., a company focused on developing precision gene therapies for the treatment of debilitating diseases. Prior to joining AavantiBio, he served as Senior Vice President, Chief Medical Officer of Cyclerion Therapeutics, Inc., where he led global development functions across therapeutic areas, and prior to that, served as Senior Vice President, Chief Development Officer at Ironwood Pharmaceuticals, Inc. Earlier in his career, Dr. Wright held a variety of medicines development and medical affairs roles at Axcella Health Inc. and Vertex Pharmaceuticals Incorporated, most recently as Senior Vice President of Global Medicines Development and Affairs at Vertex. Dr. Wright was an Associate Professor of Neurology at Harvard Medical School and a board-certified practicing neurologist at Brigham and Women's Hospital for 20 years. He currently serves as a Scientific Advisor for Cyclerion.

Return to Board of Directors Gallery

Board of Directors

Nancy J. Wysenski

Ms. Wysenski most recently served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Inc. from December 2009 through June 2012. Prior to joining Vertex, she held the position of Chief Operating Officer of Endo Pharmaceuticals plc ("Endo"), where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski serves on the Board of Directors of Cytokinetics, Inc. She was previously on the Boards of Directors of Provention Bio, Inc., Dova Pharmaceuticals Inc., Reata Pharmaceuticals, Inc., Inovio Pharmaceuticals, Inc. and Tetraphase Pharmaceuticals, Inc. She is a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen's Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen's Association.

Return to Board of Directors Gallery

ALKERMES BOARD SKILLS MATRIX

The following table highlights the specific skills, qualifications, and other attributes of our Board Nominees and continuing directors. The lack of a mark for a particular item for a director does not mean the director lacks that skill or qualification; rather, a mark indicates a specific area of focus or expertise of such director on which the Board relies. Additional information about each director's background, business experience and other matters, including a description of how each individual's experience qualifies him or her to serve on the Board, is provided in the Alkermes plc 2023 Proxy Statement.

DIRECTOR SKILLS AND QUALIFICATIONS		Emily P. Alva	Shane M. Cooke	David A. Daglio, Jr.	Richard B. Gaynor	Cato T. Laurencin	Brian P. McKeon	Richard F. Pops	Nancy L. Snyderman	Frank Anders Wilson	Christopher I. Wright	Nancy J. Wysenski
Management and Governance Experience	11/11	●	●	●	●	●	●	●	●	●	●	●
Corporate Strategy and Business Development	11/11	●	●	●	●	●	●	●	●	●	●	●
Industry Experience or Knowledge	8/11	●	●		●	●		●	●		●	●
Commercial Marketing and Sales	4/11		●					●			●	●
Operations/Manufacturing/ Supply	7/11	●	●	●			●	●			●	●
Finance/ Accounting	7/11	●	●	●		●	●	●		●		
Scientific Expertise/Research and Development Experience	7/11		●		●	●		●	●		●	●
Public Policy and Public Affairs	7/11		●		●	●		●	●	●	●	
Corporate Responsibility and Sustainability	10/11	●		●	●	●	●	●	●	●	●	●
Human Capital Management	10/11		●	●	●	●	●	●	●	●	●	●
Information Security	4/11		●	●			●			●		
Age (Years)*		48	61	56	73	64	61	61	71	64	57	65
Tenure (Full Years)**		2	5	2	3	1	2	11	7	3	1	10

** Age calculated as of May 15, 2023*
*** Tenure calculated as of May 2023*

Terms of Use

Terms of Use

By using this website, you represent that you are at least 18 years old and a U.S. healthcare professional or a European Union healthcare professional.

These Terms of Use describe the terms and conditions applicable to use by healthcare professionals of the Alkermes website. By accessing or using this site, you acknowledge that you have read, understood and agreed to the Terms of Use Agreement. If you do not agree to the Terms of Use, do not access or use the site.

Alkermes may modify this website and the rules and regulations governing its use at any time. Modifications will be posted on the website, so please check back when you use the website. By continuing use of the website after such changes are posted you will be presumed to have accepted such changes.

This website does not provide medical or professional services advice. The content on this website is intended to be a general information resource in regard to the subject matter covered, but is provided solely on an “as is” and “as available” basis as noted on these Terms of Use. You should not construe Alkermes’ publication of the content of this website as an endorsement by Alkermes of the views expressed herein, or any warranty or guarantee of any strategy, recommendation, treatment, action, or application of medication or preparation made by the author of the content.

Scope of Use

Alkermes invites you to view, use and download a single copy of this website for your informational, non-commercial use. Except as otherwise provided on this page, no part of any content or software on this website may be copied, downloaded or stored in a retrieval system for any other purpose, nor may it be redistributed for any purpose, without the expressed written permission of Alkermes. You understand that Alkermes may discontinue, change or restrict use of this website for any reason without notice.

By using this website, you represent that you are at least 18 years old and a U.S. healthcare professional or a European Union healthcare professional.

No Warranties

All content on this website is provided to you on an “as is” “as available” basis without warranty of any kind either express or implied, including but not limited to any implied warranties of merchantability, fitness for a particular purpose, accuracy and non-infringement. Alkermes makes no warranty as to the accuracy, completeness, currency, or reliability of any content available through this website. You are responsible for verifying any information before relying on it. Use of the website and the content available on the website is at your sole risk. Alkermes makes no representations or warranties that use of the website will be uninterrupted or free from technical errors. You are responsible for taking all necessary precautions to ensure that any content you may obtain from the website is free of viruses.

The above exclusions may not apply in jurisdictions that do not allow the exclusion of certain implied warranties.

Limitation of Liability; No Duty to Update

Your use of the website or any content on the website is at your own risk. Alkermes specifically disclaims any liability, whether based in contract, tort, strict liability or otherwise, for any direct, indirect, incidental, consequential, or special damages arising out of or in any way connected with access to or use of the website, even if Alkermes has been advised of the possibility of such damages, including but not limited to reliance by any party on any content obtained through the use of the website, or that arises in connection with mistakes or omissions in, or delays in transmission of, information to or from the user, interruptions in telecommunications connections to the website or viruses, whether caused in whole or in part by negligence, acts of God, "force majeure" events or circumstances, telecommunications failure, theft or destruction of, or unauthorized access to the website, or related information or programs.

Alkermes does not warrant that the functions contained in this website are free of computer viruses or other harmful components. Although the content of this website is updated periodically, Alkermes does not have a duty to update information contained in this website and Alkermes will not be liable for any failure to update such information. Alkermes does not assume any responsibility or liability for the completeness, reliability or usefulness of the information disclosed or accessed through this website. It is your responsibility to verify any information contained in this website before relying upon it.

Intellectual Property Rights

All content of this website is protected by U.S. and non-U.S. copyright laws. You may not copy, modify, upload, download, post, transmit, republish or distribute any of the content, including without limitation the code, contained in this website without our prior written permission except for your own personal, non-commercial purposes. Except as provided in the preceding sentence, nothing contained in this website shall be construed as granting a license or other rights under any patent, trademark, copyright or other intellectual property of Alkermes or any third party. Unauthorized use of any Alkermes trademark, service mark or logo may be a violation of federal and state trademark laws.

ALKERMES® and the Alkermes design are registered trademarks of Alkermes, Inc.

ARISTADA®, ARISTADA INITIO® and the ARISTADA logo, LYBALVI®, LINKERX® and NANOCRYSTAL® are registered trademarks of Alkermes Pharma Ireland Limited. The LYBALVI design and Ribbon Logo are trademarks of Alkermes Pharma Ireland Limited.

VIVITROL® and MEDISORB® are registered trademarks of Alkermes, Inc.

ALKERMES PATHWAYS RESEARCH AWARDS® and ALKERMES INSPIRATION GRANTS® are registered service marks of Alkermes, Inc.

Links

This website may contain links to websites operated by other parties. The linked sites are not under the control of Alkermes, and Alkermes is not responsible for the content available on any other Internet sites linked to this website. Such links do not imply Alkermes' endorsement of material on any other site and Alkermes disclaims all liability with regard to your access to such linked websites. Alkermes provides links to other Internet sites as a convenience to users, and access to any other Internet sites linked to this website is at your own risk.

Unless otherwise set forth in a written agreement between you and Alkermes, you must adhere to Alkermes' linking policy as follows: (i) any link to this website must be a text only link clearly marked "alkermes.com" or "Alkermes website," (ii) the appearance, position and other aspects of the link may not be such as to damage or dilute the goodwill associated with Alkermes' names and trademarks, (iii) the link must "point" to www.alkermes.com and not to other pages within the website, (iv) the appearance, position and other attributes of the link may not create the false appearance that your organization or entity is sponsored by, affiliated with, or associated with Alkermes, (v) when selected by a user, the link must display the website on full-screen and not within a "frame" on the linking website, and (vi) Alkermes reserves the right to revoke its consent to the link at any time and in its sole discretion.

Location and Governing Law

This website is operated by Alkermes from its offices in Waltham, MA, USA. The law of the Commonwealth of Massachusetts shall govern these terms and conditions, without reference to its choice of law rules. All medical, pharmaceutical and other product information contained on the Alkermes.com website is provided by Alkermes, Inc. and is intended solely for healthcare professionals in the U.S. and in the European Union Member States. Any products referenced may not be available in all countries and/or may be available under a different trademark, in different strengths, or for different indications. Nothing contained on the Alkermes.com website should be construed as a solicitation or promotion for any product or service or for the use of any product in a particular way which is not authorized by the laws and regulations of the country where the reader is located. Alkermes makes no representation that the information in the website is appropriate or available for use in other locations, and access to the Alkermes website from territories where the content of the Alkermes website may be illegal is prohibited. Those who choose to access the Alkermes website from other locations do so on their own initiative and are responsible for compliance with applicable local laws.

Severability

If any provision of these Terms of Use is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of these Terms of Use shall remain in full force and effect. Any provision of these Terms of Use held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Violations and Additional Policies Alkermes reserves the right to seek all remedies available at law and in equity for violations of the rules and regulations set forth in this website, including the right to block access from a particular Internet address to the website.

Privacy

Alkermes respects the privacy of its website users. Please refer to Alkermes' Privacy Policy for a detailed explanation of users' rights and responsibilities with respect to information that is disclosed on this website.

Questions

If you have any questions about these Terms of Use, please contact the relevant individual listed in the "Contact Us" section of this website.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This website, including the management presentations, webcasts and press releases made available through this website, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements may include words like "believe," "expect," "may," "will," "should," "seek," or "anticipate," and describe opinions or expectations about future events. Although we believe that such expectations are based on reasonable assumptions within the bounds of our knowledge, known and unknown risks may cause Alkermes' actual results and performances to be materially different from those expressed or implied by these statements. These risks and uncertainties include, without limitation, (a) our collaborators could elect to terminate or delay programs at any time; (b) we and our collaborators may not be permitted by regulatory authorities to undertake new or additional clinical trials for product candidates incorporating our technologies, or clinical trials could be delayed; (c) even if clinical trials are completed and the data is submitted to the U.S. Food and Drug Administration ("FDA") or a competent authority within the European Union as a New Drug Application ("NDA") for marketing approval and to other health authorities as a marketing authorization application ("MAA"), the NDA or MAA could fail to be accepted, or could fail to receive approval on a timely basis, if at all; (d) disputes with collaborators, termination of collaborations or failure to negotiate acceptable new collaborative arrangements for our technologies, could occur; (e) even if our product candidates appear promising at an early stage of development, product candidates could fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance, be precluded from commercialization by proprietary rights of third parties or experience substantial competition in the marketplace; (f) we could incur difficulties or set-backs in obtaining the substantial additional funding required to continue research and development programs and clinical trials; and (g) the impact of competitive products, patents, product liability and third-party reimbursement risks associated with the pharmaceutical industry. These and other risks are detailed from time to time in our annual report on Form 10-K and in our quarterly reports on Form 10-Q and in other reports that we file with the Securities and Exchange Commission (the "SEC"). These reports are available at www.sec.gov or through the Investor section of our website. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Privacy Policy

Protecting Your Privacy

We urge all users of our websites and other online services that link to or post this Privacy Policy (the "Services") to read this Privacy Policy to learn more about the policies and practices that we have developed to safeguard personal information, and to better understand our relationships with the third parties who may have access to this information.

By using the Services, you agree to the processing of your information as described in this Privacy Policy. This Privacy Policy is incorporated into and is subject to our Terms of Use, which governs our relationship with you. Your use of the Services and any information you provide through the Services is at all times subject to this Privacy Policy and the Terms of Use. For California residents, please review the Alkermes Privacy Notice for California Residents.

1. **Information We Collect**
   We have access to the categories of information regarding you and your visit to the Services that are listed in the sections below. Only some of these categories of information identify you directly, but each category offers some information about your interests and activities that could be used to make inferences about you. Information which permits us to identify you directly or indirectly is considered personal data in the European Union (EU) according to the provisions of the EU General Data Protection Regulation (GDPR). To the extent we collect and process any personal data that is covered by the EU GDPR, we will do so in accordance with the requirements of the EU GDPR. This will be the case, for example, where you are dealing with Alkermes companies established in the EU such as Alkermes plc or Alkermes Pharma Ireland Limited, both of which are registered in Dublin, Ireland. Where you are dealing with such companies, they will control and be responsible for the collection and processing of your personal data. For further details on our EU privacy practices and your rights under the EU GDPR where relevant, please click on the following link: EU Privacy Addendum. This Policy refers to personal data also as personally identifying information.

   Information That You Voluntarily Provide:

   Services Registration

   Alkermes has constructed certain Services so that individuals may visit us and review information about the products we offer without registering. If you choose to register to receive information from Alkermes, we will collect "personally identifying information" or "personal data" from you, such as your name, address, telephone number and email address. Your personal data will be used for the purposes of contacting you. Your personal data will not be used for any purposes other than that outlined in this Privacy Policy. Neither will it be shared with any third parties except those who work directly with us and who are responsible for maintaining and/or processing the data as discussed below. By registering to use Alkermes' features and services you explicitly consent to the collection and processing of your personal data for the above purpose. You also consent to the access and processing of your personal data by the third parties as discussed in this Privacy Policy.

   You have the right to consult your personal data collected and processed by Alkermes. You may request its modification, correction, updating or removal according to the provisions of the applicable laws on data protection in your country. Please also see the "Your Privacy Choices" Section below. By registering you also agree that cookies may be placed on your computer in order to collect information regarding your use of the Services and your preferences as described in the "Cookies" section below.

   Other Information You Provide

We and our service providers may collect any other information that you provide when you use the Services, such as when you search for content, sign up to receive communications from Alkermes, or use tools provided on the Services to identify resources that may be of interest to you. In using the Services you may provide us with information on your areas of interest or location. We also collect any information that you provide when you contact us directly, such as with a comment, question, or request. We use this information to provide you with the Services that you have requested and treat the information according to this Privacy Policy.

Information That Is Routinely Collected By Our Services:

IP Address

We record and retain the Internet Protocol (IP) address of your computer or connected device when you visit the Services.

Cookies

The Services may use cookies, web beacons and similar technologies including, but not limited to, pixels and tags, and may place such technologies on your personal computer or any other device you may use to access the Services. A cookie is a small file of letters and numbers downloaded onto a device when the user accesses certain websites. Cookies allow a website to recognize a user's device. Web beacons are small strings of code that the Services may use to deliver small graphic images on a web page or in an email. Web beacons may recognize certain types of information on your computer, such as cookies and the time and date a page is viewed.

2. **How We May Use Your Information**
We may use the information about your use of the services and information on the Services to monitor user traffic patterns; analyze what our users prefer so that we can design better services and activities for you; deliver advertisements that may be of interest to you, including on other sites; and otherwise as described in this Privacy Policy.

Personally Identifying Information

You do not have to register to use most of the information and services available on the Services. If you choose to register, we will use the personally identifying information or personal data you give us to send you an email confirming your registration with the Services. We may also, from time to time, send you emails with special promotions or newsletters with information that we think may be of interest to you, or to otherwise communicate with you or respond to your requests.

Vendors and Suppliers

We may from time to time have relationships with different vendors and suppliers who help us design and maintain our systems and our computer security and respond to email and inquiries from users of the Services, or who otherwise provide services to us in connection with our business operations. We will not authorize our vendors and suppliers to access or use the information that has been collected concerning registered users of the Services for any purpose not related to our business.

Law Enforcement

In certain limited circumstances, we may be called upon by the competent authorities in the EU and the U.S. to release your personally identifying information or personal data in response to a court order, subpoena, search warrant, law, or regulation. We plan to cooperate in responding to such requests, taking appropriate measures to ensure that the requester understands the sensitive nature of the personally identifying information or personal data that they may receive. We also reserve the right to cooperate with law enforcement authorities in investigating and prosecuting users who violate our rules or engage in behavior that is illegal or harmful to other users of the Services. We may also use your personal data to prevent fraud or other unauthorized or illegal activity, to protect and enhance the safety and security of our Services, and to enforce our policies.

Product Reports

If you communicate with us through the Services regarding your experience with any of our products, we may use the information you provide in submitting reports to the U.S. Food and Drug Administration, the competent authorities in the EU, and as otherwise required of us by law.

3. **Our Relationship to Third Parties**
We may use third parties to provide services and information on the Services and we may provide some co-branded services in partnership with others. We also may use third parties to analyze data collected on the Services. We will not disclose your personally identifying information or personal data to anyone other than our employees and those third parties with whom we have a business relationship. Some of these third parties may be established outside the EU where different data protection rules may apply. If we allow a third party contractor to have access to your personally identifying information or personal data, they will only be permitted to access it or use it for purposes that are consistent with and outlined in this Privacy Policy. We pledge that we will not sell or disclose any personally identifying information or personal data you provide on the Services to an unrelated third party without your express permission, except that we may partner with other companies to provide you with content or services on a joint or "co-branded" basis. At a co-branded site you will see both the Alkermes logo and the logo of the co-branded partner displayed on your screen. To access the services available on a co-branded site you may have to complete an online registration form, and this registration information may be shared with our co-branded partners. This Privacy Policy will not apply to co-branded sites. You should read the individual privacy policies of the co-branded sites, as these may differ in some respects from ours. Reading these policies will help you to make an informed decision about whether to provide your information to a given site. Remember, you may always opt-out of sharing your information with a partner site by choosing not to use the service or content provided by the co-branded site.

Other Important Information About Our Relationship With Third Parties:

Links to Other Sites

The Services also feature links to websites that we believe you might find useful and informative. Please be aware, however, that, other than the websites controlled by Alkermes, we do not endorse or recommend these sites' content or services, and we are not responsible for the privacy practices of these other sites. We encourage you to be aware of and read the privacy policy of each site you visit. Remember, the statements in this Privacy Policy apply solely to information collected by Alkermes through the Services.

Advertisers

We do not permit advertisers to display their advertisements on the Services.

4. **Your Privacy Choices**
You may elect to receive email updates about information regarding Alkermes, its products, and/or disease states. When you subscribe for email alerts through the Services, you will receive an email to confirm your request. If you decide, at any later time, that you no longer wish to receive these emails you may unsubscribe to our email list by following the "unsubscribe" link at the bottom of your email alert.

**Deletion Policy.* The information that you provide to us is stored on servers that are operated and maintained by Alkermes and third parties under contract with Alkermes. Users of the Services should be aware that it is not technologically possible to remove from our servers each and every record of the information you have provided to Alkermes. The need to back-up our systems to protect information from inadvertent loss means that a copy of information about you and personal data may exist in a non-erasable form that will be difficult or impossible for us to locate. Nevertheless, we promise that upon receiving your request, to the extent allowed by law, Alkermes will delete all personally identifying information and personal data stored in the databases Alkermes actively uses for research and daily business activities, or stored in other readily searchable media. In addition, we will use commercially reasonable efforts not to disclose any personally identifying information and personal data stored in a non-erasable format after receiving your request for removal, except as required by law. Please be aware that we may not comply with an individual's request to amend or remove information that was provided to Alkermes by a healthcare professional through the Services regarding an adverse drug event or reaction.

With the exceptions of any of our websites which are subject to EU privacy laws, including the EU GDPR, we do not currently respond to web browser "do not track" signals or other mechanisms that provide a method to opt out of the collection of personally identifiable information over time and across third-party websites. If we do so in the future, we will describe how we do so in the Privacy Policy. For details on our approach to cookies in respect of EU websites, please click on the following link: EU Privacy Addendum.

5. **Our Security Measures**
We want your personally identifying information and personal data to remain as secure as reasonably possible.

Data Security

We use security practices to help insure the integrity and privacy of some of the personally identifying information and personal data you provide to us. As an added security precaution, all personally identifying information and personal data is kept physically behind firewalls that meet or exceed industry standards to prevent intruders from gaining access. Although we will make reasonable efforts to protect personally identifying information and personal data from loss, misuse, or alteration by third parties, you should be aware that there is always some risk that an unauthorized third party could intercept an Internet transmission, or that thieves will find a way to thwart our security systems.

Changes in Our Privacy Policy

We reserve the right to change the terms of this Privacy Policy at any time by posting revisions to this page. If we make any material changes, we will take reasonable steps to notify you (by email or by means of notice on this website) and to obtain any necessary consents required by law. We encourage you to periodically review this page for the latest information on our privacy practices.

If you have any questions about this Privacy Policy please contact us at dataprotection@alkermes.com.

Effective Date: April 30, 2021

Sitemap

Pages

- Home
- Shareholder Materials
  - Shareholder Letter
  - Shareholder Presentation
  - Recent Relevant Alkermes News
  - SEC Filings
- Board of Directors
- How to Vote
- Contact Us
- Terms of Use
- Privacy Policy
- Sitemap